Exhibit 23.3

CONSENT OF RALPH E. DAVIS ASSOCIATES, INC.

As independent petroleum engineers, we hereby consent to (a) the use of our reserve reports relating to the proved reserves of gas and oil (including coalbed methane) of CONSOL Energy Inc. as of December 31, 2004 and 2003, and (b) the references to us as experts, in each case, in (x) CONSOL Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and (y) all of CONSOL Energy Inc.’s current and future registration statements filed with the U.S. Securities and Exchange Commission (including all pre-effective and post-effective amendments thereto), including without limitation Registration Statements on Form S-8 (file no. 333-126057, file no. 333-126056, file no. 333-113973 and file no. 333-87545), Form S-3 (file no. 333-151292) and Form S-4, that incorporate by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

RALPH E. DAVIS ASSOCIATES, INC.

By:	/S/ ALLEN C. BARRON, P.E.
Allen C. Barron, P.E.
President

Date: February 9, 2009

1717 St. James Place, Suite 460 Houston, Texas 77056

Office 713-622-8955        Fax 713-626-36642        www.ralphedavis.com

Worldwide Energy Consultants Since 1924